Exhibit 10.2

DIFX TRANSACTION AGREEMENT

dated as of

November 15, 2007

among

THE NASDAQ STOCK MARKET, INC.,

BORSE DUBAI LIMITED

and

DUBAI INTERNATIONAL FINANCIAL EXCHANGE LIMITED

DIFX TRANSACTION AGREEMENT

DIFX TRANSACTION AGREEMENT (this “DIFX Agreement”) dated as of November 15, 2007 among The Nasdaq Stock Market, Inc., a Delaware corporation (together with any successor entity thereto, “Nasdaq”), Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai with company number CL0447 (together with any successor entity thereto, “Borse Dubai”), and Dubai International Financial Exchange Limited, a company registered in the Dubai International Financial Centre in Dubai with company number 0009 and a Subsidiary of Borse Dubai (together with any successor entity thereto, “DIFX”). Nasdaq, Borse Dubai and DIFX are sometimes referred to herein as a “Party” and collectively as the “Parties“.

W I T N E S S E T H:

WHEREAS, Nasdaq and Borse Dubai are Parties to that certain Transaction Agreement, dated as of the date hereof (the “OMX Transaction Agreement”), providing for, among other things, the sale by Borse Dubai and certain other Parties to Nasdaq of all of the shares of OMX AB (publ), a public corporation organized under the laws of Sweden, owned by Borse Dubai and such other Parties as of the closing of the transactions contemplated thereby;

WHEREAS, Nasdaq desires to purchase an equity interest in, and license, and procure the licensing of, certain trademarks and technology to and from, DIFX;

WHEREAS, the authorized capital stock of DIFX currently consists of 10,000,000 ordinary shares, nominal value $1.00 per share (the “DIFX Ordinary Shares”), of which 10,000,000 DIFX Ordinary Shares are issued and outstanding as of the date hereof; and

WHEREAS, Nasdaq desires to purchase from DIFX, and DIFX desires to issue to Nasdaq, 5,000,000 newly issued ordinary shares of DIFX (the “DIFX Shares”).

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, Nasdaq and its Affiliates, on the one hand, will not be deemed to be Affiliates of any of Borse Dubai and its Affiliates or DIFX and its Affiliates, on the other hand, and vice versa. For the avoidance of doubt, Affiliates of DIFX refer only to Persons directly or indirectly controlled by Investment Corporation of Dubai, a Dubai company.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or Self-Regulatory Organization.

“Benefit Plan” means any retirement, death, disability benefit or pension scheme for or in respect of any present or past director or employee (or any spouse, child or dependant of any of them) of DIFX.

“Business Day” means any day that is not a Friday, Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York, Stockholm, Sweden or in Dubai, United Arab Emirates.

“DIFX Ancillary Agreements” means the DIFX Stockholders’ Agreement, the Technology License and Marketing Agreement, the Trademark License Agreement and all other agreements, documents and instruments required to be delivered by any Party pursuant to this DIFX Agreement, the DIFX Stockholders’ Agreement, the Technology License and Marketing Agreement, the Trademark License Agreement, and any other agreements, documents or instruments entered into by the Parties or their Affiliates at or prior to Closing in connection with this DIFX Agreement or the transactions contemplated hereby, each of which forms part of this DIFX Agreement.

“DIFX Material Adverse Effect” means any material adverse effect on DIFX’s financial position or operations that materially adversely affects, or could reasonably be anticipated to have such effect on, DIFX’s liquidity, sales, results or equity; provided, however, that the following shall not be considered in determining whether such a material adverse effect has occurred: (a) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except with respect to any change or development that, relative to other participants in DIFX’s industry, materially disproportionately impacts the liquidity, sales, results or equity of DIFX; (b) any change or development resulting from the announcement or consummation of the transactions contemplated hereby or by the Nasdaq Offer (as defined in the OMX Transaction Agreement) or the Bidder Offer (as defined in the OMX Transaction Agreement); or (c) any changes in laws, rules or regulations.

“DIFX Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into by Nasdaq, Borse Dubai and DIFX, in the form attached as Exhibit A hereto.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Important Contract” means any binding contract, agreement, loan, license, guarantee or commitment (oral or written) to which DIFX is a Party or by which DIFX or its assets or properties are bound and that (i) is of a revenue or expenditure nature in an amount in excess of $1,000,000 or its equivalent in any other currency per annum; (ii) is of an unusual or exceptional nature or its not in the ordinary course of business, and, in each case, is material to DIFX; (iii) is for a duration of two years or more and cannot be cancelled by DIFX without penalty or further payment in excess of $100,000 and without more than 120 days’ notice; (iv) can be terminated upon a change in the direct or indirect ownership or control of DIFX or whose terms, in the event of such a change of ownership or control, are substantially different from those which apply prior to such event and is material to DIFX; (v) is an agency, distribution or franchise agreement that is material to DIFX or would be reasonably likely to be material to Nasdaq; (vi) is a contract between DIFX and any of its officers or directors; (vii) is between DIFX and its Affiliates; or (viii) restricts DIFX or any Affiliates from engaging in any business activity anywhere in the world or contains any exclusivity provision with respect to any business or geographic area (excluding the Technology License and Marketing Agreement and the Trademark License Agreement).

“Insolvency Proceedings” means any form of bankruptcy, liquidation, receivership, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

“Intellectual Property” means patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof, but excluding copyrights in software) and rights of authorship; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases; rights in domain names and domain name reservations; and rights in trade secrets, proprietary information and know-how.

“IT Contracts” means the contracts relating to the IT Systems.

“IT Systems” means all the software, hardware, network and telecommunications equipment and internet-related information technology that are used by DIFX in connection with the operation of its business as currently conducted.

“knowledge” when used with respect to DIFX, means the actual (but not constructive or imputed) knowledge of Mr. Per Larsson and Mr. Bisher Barzi as of the date of this DIFX Agreement (or, with respect to a certificate delivered pursuant to this DIFX Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this DIFX Agreement, any Person will be deemed to own subject to Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“OMX” means OMX AB (publ), a company organized under the laws of Sweden.

“Person” means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any claim, suit, action or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Regulation D” means Regulation D under the Securities Act.

“Representatives” means, with respect to any Party, the directors, officers, employees, agents, attorneys, accountants, consultants, current or potential lenders and financial and other advisors of such Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, any United States or non-United States securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, and any other board or body, whether United States or non-United States, that regulates brokers, dealers, commodity pool operators, commodity trading advisors or future commission merchants.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Technology License and Marketing Agreement” means the Technology License and Marketing Agreement to be entered into by Nasdaq and Borse Dubai, in the form attached as Exhibit B hereto.

“Trademark License Agreement” means the Trademark License Agreement to be entered into by Nasdaq and DIFX, in the form attached as Exhibit C hereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Borse Dubai	Preamble
Cash Purchase Price	2.01(a)
Closing	2.02
Closing Date	2.02
Damages	8.02
DFSA	3.03
DIFX	Preamble
DIFX Agreement	Preamble
DIFX Ordinary Shares	Recitals
DIFX Securities	3.05(b)
DIFX Shares	Recitals
Financial Statements	3.06(a)
Fundamental Representation	8.01
Indemnified Person	8.04(a)
Indemnifying Person	8.04(a)
Interim Financial Statements	3.06(a)
Nasdaq	Preamble
OMX Transaction Agreement	Recitals
Parties	Preamble
Party	Preamble
Subsidiary Securities	3.05(c)

ARTICLE II

PURCHASE AND SALE OF SECURITIES

Section 2.01 Closing Payments and Deliveries.

(a) Upon the terms and subject to the conditions set forth in this DIFX Agreement, DIFX shall issue and sell to Nasdaq, and Nasdaq shall subscribe for and purchase from DIFX, the DIFX Shares at an aggregate purchase price in cash of $50,000,000 (the “Cash Purchase Price”).

(b) At the Closing:

(i) Nasdaq shall deliver the Cash Purchase Price to DIFX, by wire transfer of immediately available funds to a bank account or accounts designated in writing by DIFX to Nasdaq at least two Business Days prior to the Closing Date; and

(ii) DIFX shall (A) have previously increased the number of authorized DIFX Ordinary Shares to at least 15,000,000, (B) approve for registration the issue and subscription of the DIFX Shares; (C) appoint to the Board of Directors of DIFX the nominees of Nasdaq in accordance with the DIFX Stockholders’ Agreement; and (D) enter Nasdaq as a member of DIFX holding the DIFX Shares in DIFX’s register of members (together with details of the class and number of the DIFX Shares held by Nasdaq and the date on which Nasdaq became a member) and provide Nasdaq with written notice of such entry.

Section 2.02 The Closing. The step referred to in Section 2.01(b)(ii)(D) shall take place at a closing (the “Closing“) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (and at other places, as required by applicable law) as promptly as practicable, but in no event later than ten Business Days, following the satisfaction or waiver of the conditions set forth in Section 6.01, 6.02 and 6.03 of this DIFX Agreement, which the Parties intend to be concurrent with the “Closing” (as defined in the OMX Transaction Agreement), or at such other time and place as Nasdaq and DIFX may agree. The date and time of Closing are referred to herein as the “Closing Date”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DIFX AND BORSE DUBAI

DIFX and Borse Dubai, jointly and severally, represent and warrant to Nasdaq as follows:

Section 3.01 Corporate Existence and Power.

(a) DIFX is a company registered in the Dubai International Financial Center, Dubai, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. DIFX is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a DIFX Material Adverse Effect.

(b) Borse Dubai is a company registered in the Dubai International Financial Center, Dubai, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate powers and material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Borse Dubai is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be material to Borse Dubai.

(c) Each Subsidiary of DIFX is a company limited by shares duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of DIFX is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a DIFX Material Adverse Effect.

Section 3.02 Corporate Authorization; Enforceability.

(a) The execution, delivery and performance by DIFX and Borse Dubai of this DIFX Agreement and each of the DIFX Ancillary Agreements to which DIFX or Borse Dubai will be a Party and the consummation of the transactions contemplated hereby and thereby are within DIFX’s and Borse Dubai’s respective corporate power and have been duly authorized by all necessary corporate action on the part of each of them.

(b) This DIFX Agreement has been, and upon their execution each of the DIFX Ancillary Agreements to which DIFX or Borse Dubai will be a Party will have been, duly executed and delivered by DIFX and Borse Dubai, as applicable, and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitutes, and upon their execution each of the DIFX Ancillary Agreements to which DIFX or Borse Dubai will be a Party will constitute, the legal, valid and binding agreements of DIFX and Borse Dubai, as applicable, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(c) Each of the DIFX Shares shall, when issued, be validly issued, free and clear of any Lien and free of any other restriction or limitation (including any restriction on the right to vote, sell or otherwise dispose of the DIFX Shares), except as provided under applicable securities laws or as set forth in DIFX’s articles of association and in the DIFX Stockholders’ Agreement.

Section 3.03 Governmental Authorization. As of the date hereof, except as set forth on Schedule 3.03, the execution, delivery and performance by DIFX and Borse Dubai of this DIFX Agreement and each of the DIFX Ancillary Agreements to which DIFX or Borse Dubai will be a Party and the consummation by them of the transactions contemplated hereby and thereby requires no action by the Parties in respect of, or filing with, any Authority other than (a) receiving the prior written consent of the Dubai Financial Services Authority (the “DFSA“) and (b) such actions or filings which have been taken or made prior to the date hereof.

Section 3.04 Non-contravention. The execution, delivery and performance by DIFX and Borse Dubai of this DIFX Agreement and each of the DIFX Ancillary Agreements to which DIFX or Borse Dubai will be a Party and the consummation by them of the transactions contemplated hereby and thereby, do not and will not (a) violate the articles of association of DIFX or Borse Dubai or any equivalent organizational documents of DIFX’s Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of DIFX or any of its Subsidiaries or Borse Dubai or to a loss of any benefit to which DIFX or its Subsidiaries or Borse Dubai is entitled under any provision of any material agreement or other instrument binding upon DIFX or any of its Subsidiaries or Borse Dubai; or (d) result in the creation or imposition of any Lien on any asset of DIFX or any of its Subsidiaries or Borse Dubai, except in the cases of clauses (b), (c) and (d) above for such conflicts, breaches, violations or defaults that would not have a DIFX Material Adverse Effect or as would not be material to Borse Dubai.

Section 3.05 Capitalization.

(a) As of the date hereof, the authorized capital stock of DIFX consists of 10,000,000 DIFX Ordinary Shares. As of the date hereof, there are (i) 10,000,000 DIFX Ordinary Shares outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (ii) no DIFX Ordinary Shares held in DIFX’s treasury. As of the Closing and giving effect to the transactions contemplated by this DIFX Agreement, the authorized capital stock of DIFX consists of at least 15,000,000 DIFX Ordinary Shares. As of the Closing, there are (i) 15,000,000 DIFX Ordinary Shares outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights and (ii) no DIFX Ordinary Shares held in DIFX’s treasury.

(b) Except as set forth in Section 3.05(a) and as contemplated by this DIFX Agreement, there are no outstanding (i) shares of capital stock or voting securities of DIFX, (ii) securities of DIFX convertible into or exchangeable for shares of capital stock or voting securities of DIFX or (iii) options or other rights to acquire from DIFX, or any other obligation of DIFX to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DIFX or any other interest in DIFX (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “DIFX Securities”). Except as set forth in Schedule 3.05(b), there are no outstanding obligations of DIFX or any of its Subsidiaries to repurchase, redeem or otherwise acquire any DIFX Securities.

(c) All of the outstanding capital stock or other equity securities of each Subsidiary of DIFX (except for any directors’ qualifying shares) is owned by DIFX, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of DIFX or any Subsidiary of DIFX convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of DIFX or (ii) options or other rights to acquire from DIFX or any Subsidiary of DIFX, or other obligation of DIFX or any Subsidiary of DIFX to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of DIFX

(the items in clauses 3.05(c)(i) and 3.05(c)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of DIFX or any Subsidiary of DIFX to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Neither DIFX nor any of its Subsidiaries has any ownership interest or other investment convertible into or exchangeable for an ownership interest in any Person.

Section 3.06 Financial Statements.

(a) DIFX has furnished Nasdaq with copies of the following financial statements of DIFX (the “Financial Statements”): (a) the audited consolidated balance sheet of DIFX as of December 31, 2005 and December 31, 2006 and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, and (b) the consolidated balance sheet as of September 30, 2007 and the related consolidated statements of income, changes in stockholders’ equity and cash flow for the period then ended (the “Interim Financial Statements”). The Financial Statements (i) were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and (ii) fairly present in all material respects the consolidated financial position of DIFX and its Subsidiaries and the results of operations, cash flows, changes in stockholders’ equity and financial position of DIFX and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal year-end adjustments.

(b) Except for liabilities (i) set forth or reflected in the Financial Statements (or referred to in the notes thereto), (ii) set forth on Schedule 3.05(b) or (ii) incurred in the ordinary course of business consistent with past practice, since September 30, 2007, DIFX does not have (x) any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with IFRS or (y) any other material liabilities.

Section 3.07 Absence of Certain Changes. Except as set forth on Schedule 3.07 and for the transactions contemplated by this DIFX Agreement, since September 30, 2007 to the date hereof (in the case of clauses (b), (c), and (d)), (i) the business of DIFX has been conducted in the ordinary course of business consistent with past practices and (ii) there has not been:

(a) any event, occurrence or facts which, individually or in the aggregate, has had or would reasonably be expected to have a DIFX Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of DIFX or any of its Subsidiaries, or any repurchase, redemption or other acquisition by DIFX or any of its Subsidiaries of any outstanding shares of capital stock or other securities of DIFX or any of its Subsidiaries;

(c) any incurrence, assumption or guarantee by DIFX or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or

(d) any change in any method of accounting or accounting practice by DIFX or any of its Subsidiaries except for any such change after the date hereof required by reason of a concurrent change in IFRS.

Section 3.08 Legal Proceedings; Violations of Law. There is no claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative pending against or, to DIFX’s knowledge, threatened against or affecting, DIFX or any of its Subsidiaries or any of their respective properties before any Authority which has had or would reasonably be expected to have a DIFX Material Adverse Effect. Neither DIFX nor any of its Subsidiaries is in violation of, and DIFX and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Authority, except for violations which, individually or in the aggregate, would not reasonably be expected to have a DIFX Material Adverse Effect.

Section 3.09 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a DIFX Material Adverse Effect: (a) DIFX and its Subsidiaries own, or possess sufficient rights to use, all Intellectual Property necessary for the conduct of the DIFX business as currently conducted; (b) to the knowledge of DIFX, the use by DIFX and its Subsidiaries of any Intellectual Property used in the conduct of DIFX’s business as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by DIFX and its Subsidiaries is in accordance with applicable licenses pursuant to which DIFX acquired the right to use such Intellectual Property; and (d) to the knowledge of DIFX, no Person is challenging, infringing on or otherwise violating any right of DIFX or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to DIFX or any of its Subsidiaries.

Section 3.10 Employee Benefits. With respect to each Benefit Plan, no material liability has been incurred and no condition or circumstances exist that would subject DIFX or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other liability imposed by applicable law, rules and regulations. DIFX and its Subsidiaries are in compliance with all legal requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a DIFX Material Adverse Effect. As of the date hereof, there is no material labor dispute, strike or work stoppage against DIFX or any of its Subsidiaries pending or, to the knowledge of DIFX, threatened which may interfere with the business activities of DIFX, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a DIFX Material Adverse Effect. Neither DIFX nor any of its Subsidiaries have any material collective bargaining agreements relating to their respective employees. There is no material labor union organizing activity pending or, to the knowledge of DIFX, threatened with respect to DIFX or any of its Subsidiaries.

Section 3.11 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a DIFX Material Adverse Effect, (i) neither DIFX nor any of its Subsidiaries have been at any time, or are they currently, liable to pay Taxes in any jurisdiction as a result of their business activities, (ii) all Taxes of any nature whatsoever for which DIFX or any of its Subsidiaries are liable or for which DIFX or any of its Subsidiaries have been liable to account has been duly paid (insofar as such Taxes ought to have been paid) and without prejudice to the generality of the foregoing, DIFX and its Subsidiaries have made all such deductions and retentions it was obliged or entitled to make and all such payments as should have been made, (iii) neither DIFX nor any of its Subsidiaries have within the past seven years paid or become liable to pay, or are there currently any circumstances by reason of which DIFX or its Subsidiaries are likely to be become liable to pay, any penalty, fine, surcharge or interest, (iv) neither DIFX nor and of its Subsidiaries have within the past twelve months suffered any investigation, audit or visit by any taxation or excise authority, and none of Borse Dubai or DIFX or any of its Subsidiaries are aware of any such investigation audit or visit planned for the next twelve months.

(b) DIFX and its Subsidiaries are, and have since the date of their respective incorporation been, resident in the Dubai International Financial Centre for all purposes (including Tax purposes) and are not and have not been treated as resident in any other jurisdiction for any Tax purpose.

Section 3.12 No Brokers or Finders. DIFX has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this DIFX Agreement, other than any of the forgoing which fees are the sole responsibility of DIFX.

Section 3.13 DIFX is Not an “Investment Company”. DIFX has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. DIFX is not, and immediately after receipt of payment for the DIFX Shares will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.14 General Solicitation; No Integration. Neither DIFX nor any other person or entity authorized by DIFX to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the DIFX Shares. DIFX has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the DIFX Shares sold pursuant to this DIFX Agreement.

Section 3.15 Constitutional Documents.

(a) The copies of the articles of association of DIFX its Subsidiaries, provided prior to the date hereof are accurate and complete and have annexed or incorporated copies of all resolutions or agreements required by the DIFC Law No. 3 of 2006 and the DIFC Companies Regulation.

(b) The register of members and other statutory books and registers of DIFX and its Subsidiaries have been properly kept and, as of the date hereof, no notice or allegation that any of them is incorrect or should be rectified has been received.

Section 3.16 Licenses and Consents. DIFX has, and has at all times complied in all material respects with the terms and conditions of, all material licenses, authorizations and consents necessary to carry on its business as it does at present and no circumstances exist which may result in the termination, revocation, suspension or modification of any material licenses, authorizations or consents necessary for DIFX and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects or, to the knowledge of DIFX, that may prejudice the renewal of any of them.

Section 3.17 Insolvency. Neither DIFX nor any of its Subsidiaries nor any part of their assets or undertaking is involved in or subject to any Insolvency Proceedings. As of the date hereof, (i) there are no circumstances which require any Insolvency Proceedings to be commenced in respect of DIFX or its Subsidiaries or any substantial part of the assets of DIFX or its Subsidiaries and (ii) to the knowledge of DIFX, there are no circumstances which are reasonably likely to lead to such Insolvency Proceedings being commenced.

Section 3.18 IT Systems. Except as would not, individually or in the aggregate, reasonably be expected to have a DIFX Material Adverse Effect and except as set forth on Schedule 3.18:

(a) DIFX and its Subsidiaries own or are validly licensed or otherwise authorized to use the IT Systems;

(b) the IT Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other document documentation relating to any computer system) required by DIFX and its Subsidiaries to conduct their business in the ordinary course as currently conducted;

(c) all IT Systems are in good working order and function in accordance with all applicable specifications;

(d) no part of the IT Systems has failed to function at any time during the one year immediately prior to the date of this DIFX Agreement;

(e) DIFX has adequate disaster recovery plans and security arrangements in place;

(f) DIFX has in its possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable its appropriately skilled employees or those of a third party to maintain and support the bespoke software exclusive to DIFX comprised in the IT Systems; and

(g) all the IT Contracts are valid and binding and none have been the subject of any breach or default.

Section 3.19 Important Contracts.

(a) Schedule 3.19 sets forth all Important Contracts and IT Contracts.

(b) Each Important Contract to which DIFX or any of its Subsidiaries is a Party is in full force and effect and to the knowledge of DIFX no Party is in material breach of any such contract.

(c) As of the date hereof, to the knowledge of DIFX, no allegation of any material breach or invalidity has been received by DIFX or any of its Subsidiaries and no notice of termination of any Important Contract or IT Contract has been served by or received by DIFX or any of its Subsidiaries.

(d) Neither DIFX nor any of its Subsidiaries is a party to an Important Contract or IT Contract which is not of an arm’s length nature (other than non-arm’s length contracts on commercially reasonable terms) and neither DIFX nor any of its Subsidiaries has transferred, since September 30, 2007, any material assets except upon commercially reasonable terms.

(e) To the knowledge of DIFX, no material supplier, customer or client of DIFX or any of its Subsidiaries has, as the date hereof, given DIFX or any of its Subsidiaries any notice of its intention to cease its relationship with DIFX or any of its Subsidiaries after the Closing as a result of the execution and delivery of this DIFX Agreement and the proposed acquisition of DIFX Shares by Nasdaq.

Section 3.20 Disclosure. None of the representations or warranties of DIFX contained in this DIFX Agreement and none of the information contained in any schedule, certificate, or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NASDAQ

Nasdaq hereby represents and warrants to DIFX as follows:

Section 4.01 Private Placement.

(a) Nasdaq understands that the offering and sale of the DIFX Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

(b) The DIFX Shares to be acquired by Nasdaq pursuant to this DIFX Agreement are being acquired for its own account and without a view to the resale or distribution of such DIFX Shares or any interest therein other than pursuant to this DIFX Agreement or the DIFX Ancillary Agreements or in a transaction exempt from, or not subject to, registration under the Securities Act.

(c) Nasdaq is an “accredited investor” as such term is defined in Regulation D.

(d) Nasdaq has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the DIFX Shares and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the DIFX Shares.

(e) In evaluating the suitability of an investment in the DIFX Shares, Nasdaq has not relied upon any representations or other information (whether oral or written) made by or on behalf of DIFX other than as set forth in this DIFX Agreement.

Section 4.02 Corporate Existence and Power. Nasdaq is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all material governmental licenses, permits, consents and approvals required to carry on its business as now conducted. Nasdaq is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be material to Nasdaq.

Section 4.03 Authority. The execution, delivery and performance of this DIFX Agreement, and each of the DIFX Ancillary Agreements to which Nasdaq will be a Party are, within Nasdaq’s powers and have been duly authorized by all requisite corporate action and, assuming due authorization, execution and delivery by DIFX and Borse Dubai, constitutes, and upon their execution each of the DIFX Ancillary Agreements to which Nasdaq will be a Party will constitute, legal, valid and binding agreements of Nasdaq enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

Section 4.04 Governmental Authorization. Except as set forth on Schedule 4.04, the execution, delivery and performance by Nasdaq of this DIFX Agreement and each of the DIFX Ancillary Agreements to which Nasdaq will be a Party and the consummation by Nasdaq of the transactions contemplated hereby and thereby requires no action by the Parties in respect of, or filing with, any Authority other than such actions or filings which have been taken or made prior to the date hereof.

Section 4.05 Non-contravention. The execution, delivery and performance by Nasdaq of this DIFX Agreement and each of the DIFX Ancillary Agreements to which Nasdaq will be a Party and the consummation by Nasdaq of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational documents of Nasdaq; (b) assuming compliance with the matters referred to in Section 4.04, violate any applicable law, rule, regulation, judgment, injunction, order or decree; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Nasdaq or any of its Subsidiaries or to a loss of any benefit to which Nasdaq or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Nasdaq or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Nasdaq or any of its Subsidiaries except in the cases of clauses (b), (c) and (d) above for such conflicts, breaches, violations or defaults that would not be material, individually or in the aggregate, to Nasdaq.

Section 4.06 Financing. Nasdaq shall have at the Closing sufficient funds to permit it to consummate the transactions contemplated by this DIFX Agreement. Upon the Closing, the DIFX Shares acquired hereby will not be subject to any Lien. It shall not be a condition to Nasdaq’s obligations to consummate the transactions contemplated hereby that Nasdaq have sufficient funds to acquire the DIFX Shares.

Section 4.07 No Brokers or Finders. Nasdaq has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this DIFX Agreement, other than any of the foregoing which fees are the sole responsibility of Nasdaq.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.01 Notices of Certain Events. From the date hereof until the termination of this DIFX Agreement in accordance with its terms, Nasdaq, on the one hand, and DIFX and Borse Dubai, on the other hand, shall promptly notify the other Parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this DIFX Agreement or any DIFX Ancillary Agreement;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this DIFX Agreement or any DIFX Ancillary Agreement;

(c) any Proceeding, whether civil, criminal, administrative, regulatory or investigative, commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any Party that relates to the transactions contemplated by this DIFX Agreement or any DIFX Ancillary Agreement; and

(d) (i) the occurrence or failure to occur of any event that would be likely to cause or that has caused any of a Party’s representations or warranties in this DIFX Agreement to be untrue or inaccurate in any material respect at any time from the date hereof until the Closing or to cause any of the conditions set forth in Section 6.01, 6.02 or 6.03 not to be satisfied or (ii) any material failure on such Party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.01 shall not limit or otherwise affect the remedies available hereunder to the Party receiving or delivering such notice or constitute an admission with respect to the Party delivering or receiving such notice.

Section 5.02 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this DIFX Agreement and the DIFX Ancillary Agreements, each of Nasdaq, DIFX and Borse Dubai shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and stock exchange regulation, to cause to be satisfied all conditions to the Parties’ obligations under this DIFX Agreement and the DIFX Ancillary Agreements and to consummate and make effective the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements. In connection therewith, if any Proceeding is instituted or threatened to be instituted or any legislation is proposed or threatened to be proposed by any Authority which Proceeding or legislation (i) is reasonably likely to materially delay consummation of the Closing or (ii) challenges any transaction contemplated by this DIFX Agreement and the DIFX Ancillary Agreements, then each of Nasdaq, DIFX and Borse Dubai shall (by negotiation, litigation or otherwise) cooperate and use their reasonable best efforts to contest, resist or avoid any such Proceeding or legislation, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, materially delays or materially restricts consummation of the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements, including by pursuing reasonable avenues of administrative and judicial appeal.

(b) Nasdaq, DIFX and Borse Dubai agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously this DIFX Agreement and the DIFX Ancillary Agreements or the transactions contemplated hereby and thereby.

(c) For purposes of this DIFX Agreement, reasonable best efforts shall not require any Party to take any actions or steps that such Party, in its reasonable judgment, deems materially adverse to the benefit it expects to receive from the transactions contemplated by the OMX Transaction Agreement or the DIFX Agreement, including any condition that would prevent Borse Dubai from obtaining equity accounting treatment for its investment in Nasdaq or Nasdaq from receiving equity accounting treatment for its investment in DIFX, but in each case subject to such Party first taking into account possible alternative arrangements, which the Parties agree to negotiate in good faith.

Section 5.03 Certain Filings.

(a) If any filings under any applicable competition, merger control, antitrust or similar law are required in connection with the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements, Nasdaq, Borse Dubai and DIFX shall file with the proper authorities all forms and other documents necessary to receive the necessary approvals under such law, and shall use their reasonable best efforts to secure such approval. Borse Dubai and Nasdaq shall share equally all filing fees associated with such competition filings.

(b) Nasdaq shall give Borse Dubai and DIFX, and DIFX and Borse Dubai shall give Nasdaq, reasonable prior notice of any material written or oral communication and any proposed understanding, undertaking or agreement with, any Authority relating to the consummation of the transactions contemplated hereby. In addition, each Party shall furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Authority or members of their respective staffs, on the other hand, with respect to this DIFX Agreement and the DIFX Ancillary Agreements and the transactions contemplated hereby and thereby. Nasdaq shall not make any proposals relating to, or enter into, any understanding, undertaking or agreement with any Authority relating to the consummation of any of the transactions contemplated hereby without the prior review and approval of DIFX and Borse Dubai, and DIFX and Borse Dubai shall not make any proposal, or enter into any understanding, undertaking or agreement, relating to the consummation of any of the transactions contemplated hereby without the prior review and approval of Nasdaq.

Section 5.04 Public Announcements. Nasdaq, DIFX and Borse Dubai and each of their Affiliates agree to consult with each other before issuing any press release or making any public statement with respect to this DIFX Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the written consent of the other Parties, except as may be required by applicable law or stock exchange regulation, in which case reasonable best efforts to consult between the Parties is required to the extent practicable.

Section 5.05 Other Agreements.

(a) Between the date of this DIFX Agreement and the Closing, unless Nasdaq shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the business of DIFX shall be conducted only in the ordinary course of business in all material respects, and DIFX shall use commercially reasonable efforts to preserve intact in all material respects its business organization.

(b) Until the earlier of the Closing or earlier termination of this DIFX Agreement, each of the Parties agrees that none of it or its respective Subsidiaries, Affiliates, successors or assigns shall, and each Party shall instruct its Representatives not to, in any way disparage, attempt to discredit, or otherwise call into disrepute, any other Party or such other Party’s Subsidiaries, Affiliates, successors, assigns, stockholders or Representatives, or any of such Party’s products or services, in any manner that could reasonably be expected to (i) damage the business or reputation of such other Party, its products or services or its Subsidiaries, Affiliates, successors, assigns or Representatives or (ii) subject to the terms of this DIFX Agreement, disrupt, impede, hinder or delay such other Party’s attempts to consummate the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements. Without limiting the foregoing, neither Party shall make any comments or statements to any non-Party (including the press, employees or former employees of the other Party, any client or prospective or former client of the other Party, any individual or entity with whom the other Party has a business relationship or any other Person), if such comment or statement reasonably could be expected to adversely affect the conduct of the business of the other Party, or any of its plans or prospects or the business reputation of such other Party or any of such other Party’s products or services or that of any of its Subsidiaries, Affiliates, successors, assigns or Representatives, except as may be required by applicable law, Authority, judicial order or subpoena; provided, however, that any party making such comments or statements to comply with applicable law, Authority, judicial order or subpoena shall, to the extent that such grant would not conflict with applicable law, first grant each other party reasonable opportunity to review such comments or statements.

(c) Until the Closing, each of the Parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements all information and data obtained by them from the other Party or its Affiliates or Representatives relating to such other Party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section, (ii) was available on a non-confidential basis prior to its disclosure to or by one Party to another, or (iii) becomes available to one Party on a non-confidential basis from a source other than the other Party, provided that such source is not known by the receiving Party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving Parties or their Representatives and is not otherwise prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law. In the event that the transactions contemplated hereby are not consummated, each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, promptly return to the other Party or destroy all documents (including all copies thereof) containing any such information or data. From and after the Closing, the rights and obligations of the Parties hereto with respect to the information described in this paragraph shall be governed by Section 6.4 of the DIFX Stockholders’ Agreement.

(d) Nasdaq agrees to enter into discussions with DIFX and The Depository Trust & Clearing Corporation to establish clearing linkages between DIFX and The Depository Trust & Clearing Corporation.

(e) Nasdaq agrees to enter into discussions with Borse Dubai and DIFX to become a routing broker-dealer on DIFX’s owned exchanges.

(f) Nasdaq agrees to establish technical trading linkages between Nasdaq’s U.S. equity market and DIFX.

(g) The Parties shall use their reasonable best efforts to procure that OMX will become a party to the Technology License and Marketing Agreement and the Trademark License Agreement immediately prior to the Closing (failing which, as soon as applicable following Closing) to extent necessary to enable Borse Dubai and DIFX to obtain the benefits of the provisions hereof and thereof applicable to OMX after the Closing.

Section 5.06 Fees and Expenses. Except as set forth in Section 5.03(a), whether or not the transactions contemplated by this DIFX Agreement are consummated, all costs and expenses incurred in connection with this DIFX Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to the Parties’ Obligations to Effect the Closing. The obligations of Nasdaq, on the one hand, and Borse Dubai and DIFX, on the other hand, to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction or waiver (in writing) by the Parties of the following conditions:

(a) The “Closing” (as defined in the OMX Transaction Agreement) of the transactions contemplated by the OMX Transaction Agreement shall occur simultaneously with the Closing;

(b) DIFX shall have received the prior written consent of the DFSA approving the transactions contemplated by this DIFX Agreement;

(c) No DIFX Material Adverse Effect having occurred or existing between the date hereof and the Closing Date; and

(d) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this DIFX Agreement shall be in effect.

Section 6.02 Conditions to the Obligations of Borse Dubai and DIFX to Effect the Closing. The obligations of Borse Dubai and DIFX to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction or waiver (in writing) by Borse Dubai of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Nasdaq contained in this DIFX Agreement shall be true and correct in all material respects as of the date of this DIFX Agreement and the Closing Date (or, in the case of representations and warranties that are made as of a specified date, as of such specified date) and (ii) the representations and warranties of Nasdaq contained in this DIFX Agreement that are qualified by “materiality” shall be true and correct in all respects, as of the date of this DIFX Agreement and the Closing Date (or, in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b) Covenants. Nasdaq shall have performed all obligations and agreements and complied with all covenants and conditions required by this DIFX Agreement or any DIFX Ancillary Agreement to be performed or complied with by it prior to or at the Closing, except where the non-performance in relation to the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements is not material to Borse Dubai or DIFX.

(c) Certificate. Nasdaq shall have delivered, or caused to be delivered, to Borse Dubai and DIFX a certificate executed by the chief executive officer or chief financial officer of Nasdaq as to compliance with the conditions set forth in Section 6.02(a) and Section 6.02(b).

(d) Ancillary Agreements. Borse Dubai and DIFX shall have received, at or prior to the Closing an executed counterpart of each of the DIFX Ancillary Agreements, signed by Nasdaq.

Section 6.03 Conditions to the Obligation of Nasdaq to Effect the Closing. The obligation of Nasdaq to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction or waiver (in writing) by Nasdaq of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Borse Dubai and DIFX contained in this DIFX Agreement shall be true and correct in all material respects as of the date of this DIFX Agreement and the Closing Date (or, in the case of representations and warranties that are made as of a specified date, as of such specified date) and (ii) the representations and warranties of Borse Dubai and DIFX contained in this DIFX Agreement that are qualified by “materiality” or “DIFX Material Adverse Effect” shall be true and correct in all respects, as of the date of this DIFX Agreement and the Closing Date (or, in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b) Covenants. Borse Dubai and DIFX shall have performed all obligations and agreements and complied with all covenants and conditions required by this DIFX Agreement or any DIFX Ancillary Agreement to be performed or complied with by them prior to or at the Closing except where the non-performance in relation to the transactions contemplated by this DIFX Agreement and the DIFX Ancillary Agreements is not material to Nasdaq.

(c) Certificate. Borse Dubai and DIFX shall have delivered, or caused to be delivered, to Nasdaq a certificate executed by the chief executive officer or chief financial officer of Borse Dubai as to compliance with the conditions set forth in Section 6.03(a) and Section 6.03(b).

(d) Ancillary Agreements. Nasdaq shall have received, at or prior to the Closing an executed counterpart of each of the DIFX Ancillary Agreements, signed by Borse Dubai and/or DIFX.

Section 6.04 Frustration of Conditions. None of Nasdaq, Borse Dubai or DIFX may rely, either as a basis for not consummating the Closing or terminating this DIFX Agreement, on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such Party’s breach of any provision of this DIFX Agreement or failure to use its reasonable best efforts to consummate the Closing and the other transactions contemplated by this DIFX Agreement.

ARTICLE VII

TERMINATION

Section 7.01 Termination Prior to the Closing. This DIFX Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Nasdaq and DIFX.

(b) by either Nasdaq, on the one hand, or DIFX, on the other hand, at any time prior to the Closing, if the Closing shall not have occurred by February 15, 2008; provided, however, that if the corresponding date set forth in Section 7.01 of the OMX Transaction Agreement is extended to April 15, 2008 pursuant to the terms of such agreement, the date set forth in this Section 7.01(b) also shall automatically be extended to April 15, 2008 without action by any of the Parties.

(c) by Nasdaq, if any of the conditions set forth in Section 6.01 or 6.03 shall become incapable of being satisfied prior to the Closing.

(d) by DIFX, if any of the conditions set forth in Section 6.01(a), 6.01(b), 6.01(d) or 6.02 shall become incapable of being satisfied prior to the Closing.

(e) The Party desiring to terminate this DIFX Agreement pursuant to this Section 7.01 shall give written notice of such termination to the other Parties.

Section 7.02 Effect of Termination. If this DIFX Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any Party (or its Affiliates, successor, assigns, stockholders or Representatives) to the other Parties to this DIFX Agreement, except (i) for the provisions of Sections 3.12 and 4.07 relating to broker’s fees and finder’s fees, Section 5.05(c) relating to confidentiality, Section 9.01 relating to notices, Section 9.07 relating to governing law, Section 9.10 relating to submission to jurisdiction and this Section 7.02 and (ii) that nothing herein shall relieve any Party from liability for any breach of this DIFX Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this DIFX Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival of Provisions. The representations and warranties contained in this DIFX Agreement will survive and remain in full force and effect in accordance with their terms until the first anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.13 and 3.14 and Sections 4.01, 4.02 and 4.03 (each, a “Fundamental Representation”) will survive indefinitely. Notwithstanding the foregoing, an indemnification claim brought pursuant to Sections 8.02 and 8.03 with respect to a breach of a representation or warranty will not be precluded hereby if the claim is initiated in writing prior to the expiration of the respective survival period described in the preceding sentence.

Section 8.02 Indemnification by DIFX and Borse Dubai. DIFX and Borse Dubai, jointly and severally, hereby agree to indemnify and hold harmless Nasdaq, any Person controlling Nasdaq or its Affiliates, and their respective directors, trustees, members, partners, officers, agents and employees from and against any losses, claims, damages, expenses and liabilities (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any investigation, action, suit or Proceeding) (“Damages”) to which such Person may become subject as the result of (a) any breach of any representation or warranty of DIFX or Borse Dubai made pursuant to this DIFX Agreement or the DIFX Stockholders’ Agreement or (b) any breach of any covenant made or to be performed on the part of DIFX or Borse Dubai under this DIFX Agreement or the DIFX Stockholders’ Agreement, and DIFX and/or Borse Dubai shall reimburse any such Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such Person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or Proceeding, pending or threatened, whether or not such Person is a party thereto; provided, however, that with respect to indemnification or reimbursement by DIFX and Borse Dubai pursuant to this Section 8.02, (x) in the case of any indemnification pursuant to clause (a) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), DIFX and Borse Dubai shall not be liable unless the aggregate amount of Damages exceeds $1,800,000, and DIFX and Borse Dubai shall only be liable for Damages in excess of such amount, and (y) DIFX and Borse Dubai’s maximum combined liability to Nasdaq shall not exceed $180,000,000.

Section 8.03 Indemnification by Nasdaq. Nasdaq hereby agrees to indemnify, defend and hold harmless DIFX and Borse Dubai, their Affiliates, any Person controlling DIFX, Borse Dubai or any of their Affiliates, and their respective directors, trustees, members, partners, officers, agents and employees from and against any Damages to which such Person may become subject as a result of (a) any breach of any representation or warranty of Nasdaq made pursuant to this DIFX Agreement or the DIFX Stockholders’ Agreement; or (b) any breach of any covenant made or to be performed on the part of Nasdaq under this DIFX Agreement or the DIFX Stockholders’ Agreement, and Nasdaq shall reimburse any such Person for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by any such Person in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such action or Proceeding, pending or threatened, whether or not such Person is a Party thereto; provided, however, that with respect to indemnification or reimbursement by Nasdaq pursuant to this Section 8.03, (x) in the case of any indemnification pursuant to clause (a) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), Nasdaq shall not be liable unless the aggregate amount of Damages exceeds $1,800,000, and Nasdaq shall only be liable for Damages in excess of such amount, and (y) Nasdaq’s maximum liability shall not exceed $180,000,000.

Section 8.04 Other Indemnification Matters.

(a) Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, Proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.02 or Section 8.03, such Indemnified Person will give notice thereof to the Person or Persons against whom such indemnity may be sought (the “Indemnifying Person”). Notwithstanding the foregoing, the failure to give prompt notice to such Person shall not relieve such Indemnifying Person from liability, except to the extent such failure or delay materially prejudices such Indemnifying Person. The Indemnifying Person shall be entitled to participate in any such action and to assume the defense thereof, at the Indemnifying Person’s expense and with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, the Indemnified Person shall have the right to participate in such action and to retain its own counsel, but the Indemnifying Person shall not be liable to such Indemnified Person hereunder for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation, unless (a) the Indemnifying Person has agreed to pay such fees and expenses, (b) the Indemnifying Person shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner or (c) the Indemnified Person shall have been advised by outside counsel that representation of the Indemnified Person by counsel provided by the Indemnifying Person pursuant to the foregoing would be inappropriate due to an actual or potential conflicting interest between the Indemnifying Person and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnifying Person; provided, however, that the Indemnifying Person shall not, in connection with any one such action or Proceeding or separate but substantially similar actions or Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one firm of attorneys at one time for any Indemnified Person and its Affiliates. Furthermore, the Parties agree to render to each other, without compensation (other than reasonable documented out-of-pocket expenses), such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, whether or not subject to indemnification hereunder, and each Party agrees to, and to cause counsel selected by it to, defend any such action diligently and in good faith.

(b) Except as set forth in Section 9.06 or in the case of fraud, or with respect to matters for which the remedy of specific performance or injunctive relief or other equitable remedies are appropriate or available, the respective rights to indemnification as provided for in this Section 8.04 will constitute each Party’s sole remedy and no Party will have any other liability or damages to any other Party; provided, however, that nothing contained herein will prevent the Indemnified Person from pursuing remedies as may be available to such Party under applicable law in the event of an Indemnifying Person’s failure to comply with its indemnification obligations hereunder.

(c) In the event of any Damages the amount of which (i) is undisputed by the Indemnifying Person, (ii) is finally determined through settlement of any third-party action or claim or (iii) was disputed but as to which (x) a final, non-appealable award has been rendered by a court of competent jurisdiction or (y) an agreement has been reached between the Indemnifying Person and the Indemnified Person, such amount (after taking into account the provisos in Section 8.02 and Section 8.03) shall conclusively be deemed a liability of the Indemnifying Person hereunder and shall be paid to the Indemnified Person within ten days of being so deemed in cash by wire transfer of immediately available funds, and shall finally and conclusively resolve the matter that was the subject of such indemnification.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given to:

(a)	Nasdaq at:

The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, NY 10006
Attn: Edward S. Knight, Esq.
Fax: (301) 978-8471

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Eric J. Friedman, Esq.
Fax: (917) 777-2204

(b)	Borse Dubai and DIFX at:

Borse Dubai Limited
PO Box 9700
Dubai, UAE
Attn: Sayanta Basu
Fax: +971 (4) 330 3260

Dubai International Financial Exchange Limited
PO Box 53536
Dubai, UAE
Attn: Per Larsson
Fax: + 971 (4) 361 2130 / +971 (4) 361 2131

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: David M. Wilf, Esq.
Fax: (212) 351-6277

or such other address or facsimile number as such Party may hereinafter specify for the purpose of giving such notice to the Party. Each such notice, request or other communication shall be deemed to have been received (i) if given by facsimile, when such facsimile is transmitted to the Fax number specified pursuant to this Section 9.01 and confirmation of receipt is received or (ii) if given by any other means, when delivered at the address specified in this Section 9.01.

Section 9.02 No Waivers; Amendments.

(a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Neither this DIFX Agreement nor any term or provision hereof may be amended or waived if in any manner other than by instrument in writing signed, in the case of an amendment, be each of the Parties, or in the case of a waiver, by the Party against whom the enforcement of such waiver is sought.

Section 9.03 Successors and Assigns. All the terms and provisions of this DIFX Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the successors and assigns of each Party, whether so expressed or not. None of the Parties may assign any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Borse Dubai and Nasdaq may assign this DIFX Agreement, in whole or in part, to any Subsidiary of Borse Dubai or Nasdaq, respectively, without the prior written consent of the other Party; provided further, however, that no assignment shall limit the assignor’s obligations hereunder. Except as expressly set forth herein, this DIFX Agreement shall not inure to the benefit of or be enforceable by any other Person.

Section 9.04 Headings. The headings in this DIFX Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 9.05 Severability. The invalidity or unenforceability of any provision of this DIFX Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this DIFX Agreement in such jurisdiction or the validity, legality or enforceability of this DIFX Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

Section 9.06 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations, to prevent breaches of this DIFX Agreement by such Party and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, without bond or other security being required, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any Party.

Section 9.07 New York Law. The enforceability and validity of this DIFX Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflict of law principles thereof that would mandate the application of laws of another jurisdiction.

Section 9.08 Counterparts; Effectiveness. This DIFX Agreement may be executed in any number of counterparts (including by facsimile), each of which will be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This DIFX Agreement shall become effective when each Party shall have received counterparts hereof signed by all of the other Parties.

Section 9.09 Entire Agreement. This DIFX Agreement and the OMX Transaction Agreement constitute the entire agreement and understanding among the Parties and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof, including the Binding Term Sheet (as defined in the OMX Transaction Agreement).

Section 9.10 Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the Parties unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York for any suit, action or Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this DIFX Agreement or the transactions contemplated hereby and hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert any objection, whether as a defense or otherwise, which such Party may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding which is brought in any such court has been brought in an inconvenient forum or that such suit, action or Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this DIFX Agreement may not be enforced by in or by such courts. Each Party agrees that a final judgment in any such suit, action or Proceeding shall be conclusive and may be enforced in any other jurisdiction in which a Party may be found or may have assets by suit on the judgment or in any other manner provided by applicable law, and agrees to the fullest extent permitted by law to consent to the enforcement of any such judgment and not to oppose such enforcement or to seek review on the merits of any such judgment in any such jurisdiction.

(b) Each of the Parties hereby irrevocably consent to the service of process outside the territorial jurisdiction of such courts in any suit, Proceeding or action by giving copies thereof by hand-delivery of air courier to the address of such Party specified in Section 9.01 and such service of process shall be deemed effective service of process on such Party. However, the foregoing shall not limit the right of any Party to effect service of process on the other Parties by any other legally available method.

(c) To the extent that any Party hereto (including assignees of any Party’s rights or obligations under this DIFX Agreement) may be entitled, in any jurisdiction, to claim for itself or its revenues, assets or properties, sovereign immunity from service of process, from suit, from the jurisdiction of any court or arbitral tribunal, from attachment prior to judgment, from attachment in aid of execution or enforcement of a judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such a sovereign immunity (whether claimed or not), each Party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives to the fullest extent permitted by law, such sovereign immunity.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS DIFX AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this DIFX Agreement as a whole and not to any particular provision of this DIFX Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this DIFX Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this DIFX Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this DIFX Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this DIFX Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. In this DIFX Agreement, all references to “$” are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties have participated jointly in the negotiation and drafting of this DIFX Agreement. In the event an ambiguity or question of intent or interpretation arises, this DIFX Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this DIFX Agreement.

[Execution page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this DIFX Agreement to be duly executed by their respective authorized signatories as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Adena T. Friedman
Name:	Adena T. Friedman
Title:	Executive Vice President

BORSE DUBAI LIMITED

By:	/s/ Soud Ba’alawy
Name:	Soud Ba’alawy
Title:	Vice-Chairman

By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Chairman

DUBAI INTERNATIONAL FINANCIAL EXCHANGE LIMITED

By:	/s/ Per E. Larsson
Name:	Per E. Larsson
Title:	Chief Executive